As filed with the Securities and Exchange Commission on June 15, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTRUSION INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-1911917
(State of Incorporation)	(I.R.S. Employer Identification No.)

1101 East Arapaho Road
Richardson, Texas 75081
(972-234-6400)

(Address of Principal Executive Offices, including zip code, and telephone number, including area code, of
registrant’s principal executive offices)

2005 STOCK INCENTIVE PLAN
(Full Titles of the Plan)

Michael L. Paxton
Vice President, Chief Financial Officer and General Counsel
Intrusion Inc.
1101 East Arapaho Road
Richardson, Texas 75081
(972-234-6400)
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	750,000	$2.655	$1,987,500	$233.93

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes shares issuable upon any stock split, stock dividend or similar transaction effected without the registrant’s receipt of consideration with respect to the shares covered hereby are also being registered hereunder.

(2)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act as follows: the fee is calculated on the basis of the average of the high and low sale prices per share of Common Stock as quoted on Nasdaq SmallCap Market on June 9, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement on Form S-8 in accordance with Rule 428 of the Securities Act and the Note in the Instructions to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents By Reference

The following documents which have been filed by the Registrant with the Securities and Exchange Commission, pursuant to the Securities Exchange Act of 1934, as amended, are incorporated by reference in this registration statement as of their respective dates:

(a)   The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

(b)   The Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005.

(c)   The Registrant’s Current Reports on Form 8-K filed on March 29, 2005, May 3, 2005 and June 15, 2005.

(d)   The Registrant’s Form 8-A filed with the SEC on May 21, 1992 pursuant to Section 12(g) of the Exchange Act, including any amendment or reports filed for the purpose of updating such information.

All documents filed or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents with the SEC. Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities

Not Applicable.

Item 5.    Interests of Named Experts and Counsel

Not Applicable.

Item 6.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in our not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Article Six, Section 3 of our Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

We have entered into Indemnification Agreements with the each of our directors and executive officers. Pursuant to our agreements, we will be obligated, to the extent permitted by applicable law, to indemnify our directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers or assumed certain responsibilities at our direction. We also have purchased directors and officers liability insurance in order to limit our exposure to liability of indemnification of directors and officers.

Item 7.    Exemption From Registration Claimed

Not Applicable.

Item 8.    Exhibits

4.1

Instruments Defining Rights of Shareholders. Reference is made to Registrant’s Registration Statement on Form 8-A, as amended, and the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(d) of this Registration Statement.

5.1	Opinion of Patton Boggs LLP
23.1	Consent of KBA Group LLP with respect to the financial statements of the Registrant.
23.2	Consent of Patton Boggs LLP (included with Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page).
99.1(1)	2005 Stock Incentive Plan.

(1)   Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed June 15, 2005, and incorporated herein by reference.

Item 9.    Required Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on this 15th day of June, 2005.

INTRUSION INC.

By:	/s/ MICHAEL L. PAXTON
Michael L. Paxton
Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints G. Ward Paxton and Michael L. Paxton, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign the registration statement on Form S-8 to be filed in connection with the offerings of ordinary shares of Intrusion Inc. and any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ G. WARD PAXTON	President, Chief Executive Officer and Chairman of the Board (principal executive officer)	June 15, 2005
G. Ward Paxton

/s/ MICHAEL L. PAXTON	Vice President and Chief Financial Officer (principal financial and accounting officer)	June 15, 2005
Michael L. Paxton

/s/ T. JOE HEAD	Vice Chairman, Vice President and Director	June 15, 2005
T. Joe Head

/s/ J. FRED BUCY, JR.	Director	June 15, 2005
J. Fred Bucy, Jr.

Name	Title	Date

/s/ DONALD M. JOHNSTON	Director	June 15, 2005
Donald M. Johnston

/s/ JAMES F. GERO	Director	June 15, 2005
James F. Gero

Exhibit Index

4.1

Instruments Defining rights of Shareholders. Reference is made to Registrant’s Registration Statement on Form 8-A, as amended, and the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(d) of this Registration Statement.

5.1	Opinion of Patton Boggs LLP
23.1	Consent of KBA Group LLP with respect to the financial statements of the Registrant.
23.2	Consent of Patton Boggs LLP (included with Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page).
99.1(1)	2005 Stock Incentive Plan.

(1)   Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed June 15, 2005.